Exhibit 23.4

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts", in this Registration Statement on Form S-4, and of our report dated March 24, 2005, relating to the financial statements of Hands On Video Relay Services, Inc. and our report dated March 24, 2005, relating to the financial statements of Hands On Sign Language Services, Inc., appearing in the Prospectus, which is part of this Registration Statement.

/s/ Bartig Basler & Ray, CPAs, Inc.

Roseville, California
December 22, 2005